FOR IMMEDIATE RELEASE	NEWS

June 12, 2006	OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. TO EXHIBIT AT GNC FRANCHISE CONVENTION

DENVER, Colorado – Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant defenses and combats oxidative stress, today announced it will attend the 2006 GNC Franchise Convention, June 12th – 14th at the Wynn Las Vegas. Protandim® is sold at GNC stores nationwide.

Lifeline will introduce its new retail packaging, logo, and advertising campaign at the convention that is expected to draw 1,100 franchise owners. Dr. Sally K. Nelson, Science Coordinator for Lifeline, will provide educational and training information about the benefits of Protandim®, a fundamentally new approach to antioxidant therapy. The presentation will take place at a breakout session on June 12, at 1:30 p.m.

“The 2006 GNC Franchise Convention is our opportunity to meet GNC Franchise Operators, as well as to introduce our new retail packaging, logo, and advertising campaign,” said Stephen K. Onody, Lifeline’s Chief Executive Officer. “We look forward to demonstrating our new look and continuing the education process about Protandim®.”

About Protandim®

Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection by inducing two protective enzymes, superoxide dismustase (SOD) and catalase (CAT). These naturally occurring enzymes simply become overwhelmed by free radicals as we get older. Oxidative stress (cell damage caused by free radicals) occurs as a person ages, when subjected to environmental stresses or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, with this decrease shown to be maintained at 120 days. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics, Inc.

Lifeline Therapeutics, Inc. markets Protandim®. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.lifelinetherapeutics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

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CONTACTS:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700